Calculation of Filing Fee Tables
S-8
Fifth District Bancorp, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.01 par value per share	Other	778,325	$ 13.89	$ 10,810,934.25	0.0001531	$ 1,655.15
Total Offering Amounts:						$ 10,810,934.25		$ 1,655.15
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,655.15
Offering Note
[1]	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Fifth District Bancorp, Inc. 2025 Equity Incentive Plan (the "Equity Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Fifth District Bancorp, Inc. (the "Company") pursuant to 17 C.F.R. Section 230.416(a). Offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, and is based upon the average of the high and low prices per share of the Company's common stock as reported on the Nasdaq Capital Market on September 12, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A